EXHIBIT - 11.1

MEDIQUIK SERVICES, INC.

COMPUTATION OF EARNINGS PER SHARE

                                                               Three Months Ended             Nine Months and Period
                                                                  September 30,                Ended September 30,
                                                                  -------------                -------------------
                                                               1999            1998            1999             1998
                                                           (As Restated,                   (As Restated,
                                                            see Note 8)                     see Note 8)
Basic common and common equivalent shares
   outstanding, beginning of period                          5,494,807       4,138,564       4,849,173
Weighted average shares and equivalent shares
   outstanding:
   Issuance of Founders' shares                                                                                 117,939
   Acquisition of MediQuik Services LLC assets                                                                2,948,460
   Issuance of restricted stock                                                                               1,023,432
   Conversion of Convertible Debt                                               26,222                           13,707
   Proceeds from issuance of warrants and
      common stock                                                              23,433                           12,249
   Proceeds from issuance of common stock                                                      322,070
   Issuance of common stock under consulting
      agreements                                                                               143,960
   Proceeds from issuance of common stock                       31,804                          10,718
   Common stock issued related to termination of
      marketing agreement                                      233,153                          78,571
   Issuance of common stock under consulting
      agreements                                                15,913                           5,363
   Issuance of common stock under employment
     agreement                                                   6,630                           2,234
                                                           -----------      ----------     -----------      -----------
Basic weighted average common shares
     outstanding, end of period                              5,782,307       4,188,219       5,412,089        4,115,787
                                                           ===========      ==========     ===========      ===========
Diluted weighted average common shares outstanding           5,728,307       4,188,219       5,412,089        4,115,787
                                                           ===========      ==========     ===========      ===========
NET LOSS                                                   $(1,265,596)     $ (222,940)    $(3,021,939)     $  (291,734)
                                                           -----------      ----------     -----------      -----------
BASIC LOSS PER SHARE                                       $     (0.22)     $    (0.05)    $     (0.56)     $     (0.07)
                                                           ===========      ==========     ===========      ===========
DILUTED LOSS PER SHARE                                     $     (0.22)     $    (0.05)    $     (0.56)     $     (0.07)
                                                           ===========      ==========     ===========      ===========


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